Securities Purchased in Underwritings Involving
Trunsactions with Donaldson, Lufkin, & Jenrette Securities
Corporation Subject to Rule 10f-3 Under the Investment
Company Act of 1940

10f-3 TRANSACTIONS FOR THE PERIOD OCTOBER 1, 1999
THROUGH JANUARY 31, 2000

ALLIANCE NEW EUROPE FUND

                                Date            Shares        Price per
Security*                       Purchased       Purchased     Share

United Pan-Europe Com.           10/19/99          16,300     $59.75(EUR)


                      % of
Shares      Total    Offering
Purchased   Shares   Purchased                              Shares
By Fund     Offered  By        Purchased                    Held
Group       (000)    Group(1)  From                         05/31/99

79,400	12,000	0.66%	Goldman Sachs Europe 	      171,300

* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offering to the public.

**  Indicates the purchase of an Eligible Rule 144A Security

1) Purchases by all Alliance Funds, including the Fund, may not exceed:

a) if purchased in an offering other than an Eligible Rule 144A
Offering, 25% of the principle amount of the offering of such class; or

b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principle amount of the offering of such class sold by underwriters of members of the selling syndicate to qualified institutional buyers, plus (ii) the principle amount of the offering of such class in any concurrent public offering.